Exhibit 10.85

REVOLVING

PROMISSORY NOTE

$1,500,000	Pineville, North Carolina	December 27, 2021

I. Promise to Pay. For value received, Manufactured Housing Properties Inc., a Nevada corporation ("Borrower,"), promises to pay to the order of Gvest Real Estate Capital LLC, a Delaware limited liability company ( "Lender"), at its offices in Mecklenburg County, North Carolina, at 136 Main Street, Pineville, North Carolina 28134, the sum of One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) (the "Total Principal Amount"), or such amount less than the Total Principal Amount which is outstanding from time to time, in legal and lawful money of the United States of America, together with interest ( computed on the basis of a year of 360 days and paid for the actual number of days elapsed) thereon from this date until maturity at a rate of 15% per annum.

2. Payment Terms. This Revolving Promissory Note (this "Note") is due and payable on the terms set out below:

(a) subject to the limitation in subsection (a), this Note may be prepaid in whole or in part at any time without premium or penalty;

(b) subject to the limitation in subsection (a) accrued interest on the Total Principal Amount which is outstanding at the time of a principal payment by Borrower will be payable in full; and

(c) the outstanding principal balance of this Note, together with all accrued but unpaid interest, shall be due and payable on the Maturity Date which is five years after the date of each advance.

3. Revolving Credit. Borrower may request advances and, subject to the limitation n Section 2, make payments hereunder, from time to time, provided that it is understood and agreed that the aggregate principal amount outstanding from time to time hereunder shall not at any time exceed the Total Principal Amount. This Note shall not be deemed terminated or canceled prior to the Maturity Date, although the entire principal balance hereof may from time to time be paid in full. Borrower may borrow, repay (subject to the limitation set forth in Subsection 2), and reborrow hereunder.

4. Use of Note Proceeds. The proceeds received by Borrower from time to time pursuant to the Note shall be to cover the costs associated with acquisitions and any ongoing operating costs and expenses needed by Borrower, including but not limited to, accountant fees' and costs, attorneys' fees and costs, filing fees and all other costs and expenses incurred by Borrower for securities law compliance.

5. Pavments. Unless otherwise agreed to in writing or otherwise required by applicable law, payments will be applied first to unpaid accrued interest, then to principal, and any remaining amount to any unpaid collection costs, delinquency charges, and other charges; provided, however, upon delinquency or other Event of Default, Lender reserves the right to apply payments among principal, interest, delinquency charges, collection costs, and other charges, in such order and manner as the holder of this Note may from time to time determine in its sole discretion. All payments and prepayments of principal of or interest on this Note shall be made in lawful money of the United States of America in immediately available funds, at the address of Lender indicated above, or such other place as the holder of this Note shall designate in writing to Borrower. If any payment of principal of or interest on this Note shall become due on a day which is not a Business Day (as defined below), such payment shall be made on the next succeeding Business Day and any such extension of time shall be included in computing interest in connection with such payment. As used herein, the term "Business Day" shall mean any day other than a Saturday, Sunday, or any other day on which national banking associations are authorized to be closed. The books and records of Lender shall be prima facie evidence of all outstanding principal of and accrued and unpaid interest on this Note.

6. Interest on Past Due Amounts. All past due principal and interest of this Note, whether due as the result of a default ( as defined in Section 7 of this Note), failure to pay at the Maturity Date or otherwise, shall bear interest from the date the payment thereof shall have become due until the same shall have been fully discharged by payment at the highest lawful rate permitted by law.

7. Default and Remedies. In the event (i) Borrower defaults in the payment of any principal of or interest on this Note when the payment is due and payable, or (ii) Borrower makes an assignment for the benefit of creditors or admits in writing his inability to pay its debts as they become due and payable, or files a voluntary petition in bankruptcy, or is adjudicated a bankrupt or insolvent, or files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or files any answer seeking or not contesting the material allegations of a petition filed against Borrower in any such proceeding, or (iii) Borrower seeks or consents to or acquiesces in the appointment of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower, then, upon the occurrence of any such event, the principal of this Note, and all accrued interest hereon, may be declared immediately due and payable at the option of the Lender.

8. Collection Costs. If this Note is placed in the hands of attorneys for collection, if suit is filed hereon, if this Note is collected through bankruptcy proceedings (including any proceeding, federal or state, for the relief of debtors), or if Lender becomes a party either as plaintiff or defendant in any legal proceeding in relation to the property securing payment of this Note, Borrowers agree to pay additionally to Lender reasonable attorney fees and collection costs.

9. Miscellaneous. EXCEPT TO THE EXTENT THAT THE LAWS OF THE UNITED STATES MAY APPLY, THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE ST ATE OF NORTH CAROLINA. THIS INSTRUMENT IS MADE AND IS PERFORMABLE IN PINEVILLE, MECKLENBURG COUNTY, NORTH CAROLINA, AND IN THE EVENT OF A DISPUTE INVOLVING THIS NOTE OR ANY OTHER INSTRUMENT EXECUTED IN CONNECTION HEREWITH, BORROWERS IRREVOCABLY AGREE THAT VENUE FOR SUCH DISPUTES SHALL BE IN ANY COURT OF COMPETENT JURISDICTION IN MECKLENBURG COUNTY, NORTH CAROLINA.

10. Waiver of Jurv Trial. BORROWER, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY KNOWINGLY, INTENTIONALLY, IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FORGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS NOTE OR ANY DOCUMENT PERTAINING TO OR SECURING THIS NOTE OR ANY CONDUCT, ACT OR OMISSION OF LENDER OR BORROWER, OR ANY OF THEIR DIRECTORS, OFFICERS, PARTNERS, MEMBERS, EMPLOYEES, AGENTS OR ATTORNEYS, OR ANY OTHER PERSONS AFFILIATED WITH LENDER OR BORROWER, IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

II.	Miscellaneous Provisions. The following other provisions apply to this Note:

(a)	Time is of the essence of this Note.

(b)	This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

(c)	This Note and all the covenants, promises, and agreements contained herein are binding upon and inure to the benefit of Borrowers and Lender and their respective heirs, personal representatives, successors, and assigns.

(d)	Section headings or captions are for convenience only and are not to be used in interpreting the provisions of this Note.

EXECUTED AND DELIVERED by Borrower to Lender in Pineville, North Carolina, on the date stated above.

By:	/s/ Michael Z. Anise
Michael Z. Anise, President
Manufactured Housing Properties Inc.

By:	/s/ Raymond M. Gee
Raymond M. Gee, Manager
Gvest Real Estate Capital LLC

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